Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated March 19, 2010, for Legg Mason Lifestyle Allocation 100% and Legg Mason Lifestyle Allocation 85%, a series of Legg Mason Partners Equity Trust, as of January 31, 2010, incorporated herein by reference and to the references to our firm under the heading “Financial highlights” and in Appendix C: “Financial Highlights of Legg Mason Lifestyle Allocation 85%” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

November 19, 2010